Exhibit 99.1

CITI TRENDS ANNOUNCES STRONG THIRD QUARTER 2021 RESULTS

Total sales of $228.0 million, an increase of 24.5% vs. Q3 2019

Comparable store sales increased 19.7% vs. Q3 2019

Gross margin of 40.3%, an increase of 290 bps vs. Q3 2019

Operating margin of 5.1% expanded 600 basis points vs. Q3 2019

Earnings per diluted share of $1.03 compared to a loss of ($0.09) in Q3 2019

Raising full year 2021 guidance for diluted EPS to a range of $6.95 to $7.10

Board approves new share repurchase program of $30 million

SAVANNAH, GA (November 30, 2021) — Citi Trends, Inc. (NASDAQ: CTRN), a growing specialty value retailer of apparel, accessories and home trends for way less spend primarily for African American and Latinx families in the United States, today reported results for the third quarter ended October 30, 2021.

Financial Highlights – 13 week third quarter ended October 30, 2021

The Company is reporting operating results for the third quarter of 2021 relative to the third quarter of both 2020 and 2019 due to the uniquely challenging operating environment in the third quarter of 2020 resulting from the COVID-19 pandemic.

CITI TRENDS (CTRN)	Third Quarter			Third Quarter
(in thousands, except per share data)	FY21	FY20	FY19	FY21 vs. FY19
Net sales	$227,959	$199,100	$183,050	+24.5%
Comparable store sales	+13.1%	+6.3%	+2.6%	+19.7%

Gross margin	40.3%	41.8%	37.4%	+290 bps

Operating income (loss)	$11,577	$9,340	$(1,588)	+$13,165
Operating margin	5.1%	4.7%	-0.9%	+600 bps

Net income (loss)	$9,014	$6,965	$(1,084)	+$10,098
Diluted earnings (loss) per share	$1.03	$0.67	$(0.09)	+$1.12

Open stores - end of period	600	585	566	+6.0%

•     Total sales increased 14.5% vs. Q3 2020, on top of an 8.8% increase in Q3 2020 vs. 2019

•     Comparable store sales increased 13.1% vs. Q3 2020, on top of a 6.3% increase in Q3 2020 vs. 2019; represents the ninth consecutive quarter of positive open-only comparable store sales

•     Gross margin increased 290 bps to 40.3% compared to 37.4% in Q3 2019

•     Operating margin was 5.1% compared to (0.9%) in Q3 2019

•     Earnings per diluted share was $1.03 compared to a loss of ($0.09) in Q3 2019

•     Quarter-end total inventory increased 10.9% vs. Q3 2020, on top of a 15.5% decrease in Q3 2020 vs. Q3 2019

•     During Q3 2021, the Company opened 11 new stores and remodeled 3 stores that were damaged by Hurricane Ida; total store count of 600 stores at the end of Q3 2021 with plans to end the fiscal year with approximately 611 stores

Financial Highlights – 39 weeks ended October 30, 2021

The Company is reporting operating results for the nine months ended October 30, 2021 relative to the same period in fiscal 2019 due to unique comparisons to fiscal 2020 as a result of COVID-19. In the first nine months of 2021, total sales were $750.6 million, an increase of 31.5% compared to the first nine months of 2019. Gross margin was 41.3%, an increase of 390 bps over the same period of 2019. Operating income was $66.9 million compared to $7.3 million in the same period of 2019. Operating margin was 8.9% compared to 1.3% in the first nine months of 2019. For the first nine months of 2021, earnings per diluted share was $5.71 compared to $0.60 in the same period of 2019.

Chief Executive Officer Comments

David Makuen, Chief Executive Officer, commented, “We are thrilled to report strong third quarter results building on the positive momentum from the first half of the year. I’m especially pleased with our 13% comp sales increase for the quarter on top of a 6% comp sales increase for the same period in 2020. Our on-trend assortment resonated with our loyal and new customers, contributing to gross margin expansion of 290 basis points compared to the third quarter of 2019, and our high performance teams truly brought it home, delivering operating margin growth of 600 basis points compared to the third quarter of 2019. We continue to enhance our customer experience in our highly differentiated specialty value stores in neighborhoods that really depend on us. We are in the early innings of our transformation and are confident that our continued discipline and focus on the execution of our strategic priorities enables us to capture additional sales and leverage expenses to sustain our top and bottom line growth.”

Makuen continued, “Our holiday campaign of Give. Get. Gather. is off to a strong start, and we have adeptly managed supply chain headwinds to offer a deep assortment of amazing gifts and stocking stuffers across our six merchandise categories, or Citis, at values that don’t break the bank. We expect to close the year strong and are raising our full year guidance for both sales and EPS. I want to thank our loyal Citi Crew for their ongoing dedication to amazing our customers by delivering an excellent and differentiated customer experience.”

Makuen concluded, “Looking ahead to fiscal 2022, we are excited to continue our transformation and remain confident in the trajectory of the business. We plan to open approximately 40 new stores next year, coupled with remodeling approximately 40 stores, all reflecting our elevated CTx store experience upgrade. At a high level, we believe we are positioned to deliver low-to-mid single digit total sales growth coupled with at least low double digit EPS growth. We look forward to sharing a more detailed view of our revised long-range Citi Master Plan at the ICR conference in early January.”

Capital Return Program Update

In the third quarter, the Company repurchased approximately 521,000 shares of its common stock at an aggregate cost of $42.8 million. In the first nine months of fiscal 2021, the Company repurchased approximately 1,273,000 shares of its common stock at an aggregate cost of $107.2 million.

At the end of the third quarter, $8.1 million remained available under the Company’s existing share repurchase authorization. In addition, the Company’s board of directors today announced the authorization of another $30.0 million share repurchase program.

Guidance

The Company expects an increase in comparable store sales in the high teens in the fourth quarter of 2021 compared to the fourth quarter of 2019. The Company is raising its full year 2021 total sales outlook to a range of $1.0 billion to $1.015 billion and raising its EPS guidance to a range of $6.95 to $7.10 compared to its prior range of $6.30 to $6.50.

Investor Conference Call and Webcast

Citi Trends will host a conference call today at 9:00 a.m. ET. The number to call for the live interactive teleconference is (303) 223-0117. A replay of the conference call will be available until December 7, 2021, by dialing (402) 977-9140 and entering the passcode, 21998877.

The live broadcast of Citi Trends' conference call will be available online at the Company's website, cititrends.com, under the Investor Relations section, beginning today at 9:00 a.m. ET. The online replay will follow shortly after the call and will be available for replay for one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the call, may contain or constitute information that has not been disclosed previously.

About Citi Trends

Citi Trends, Inc. is a growing specialty value retailer of apparel, accessories and home trends for way less spend primarily for African American and Latinx families in the United States. The Company operates 602 stores located in 33 states. For more information, visit cititrends.com or your local store.

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding the Company’s future financial results and position, business policy and plans, objectives and expectations of management for future operations and capital allocation expectations, are forward-looking statements that are subject to material risks and uncertainties. The words "believe," "may," "could," "plans," "estimate," "continue," "anticipate," "intend," "expect," “upcoming,” “trend” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements, although not all forward-looking statements contain such language. Statements with respect to earnings, sales or new store guidance are forward-looking statements. Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s quarter-end financial and accounting procedures, are not guarantees of future performance or results, and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q, respectively, and any amendments thereto, filed with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, uncertainties relating to general economic conditions, including any deterioration whether caused by acts of war, terrorism, political or social unrest (including any resulting store closures, damage or loss of inventory); natural disasters such as hurricanes; public health emergencies such as the ongoing COVID-19 pandemic and associated containment and remediation efforts, the potential negative impacts of COVID-19 on the global economy and foreign sourcing; the impacts of COVID-19 on the Company's financial condition, business operations and liquidity, including the re-closure of any or all of the Company’s retail stores and distribution centers; transportation and distribution delays or interruptions; changes in freight rates; the Company’s ability to attract and retain workers; the Company’s ability to negotiate effectively the cost and purchase of merchandise inventory risks due to shifts in market demand; the Company’s ability to gauge fashion trends and changing consumer preferences; changes in consumer spending patterns; the duration and extent of economic stimulus; changes in product mix; interruptions in suppliers’ businesses; temporary changes in demand due to weather patterns; seasonality of the Company’s business; delays associated with building, opening and operating new stores; and delays associated with building, and opening or expanding new or existing distribution centers. Any forward-looking statements by the Company, with respect to guidance, the repurchase of shares pursuant to a share repurchase program, or otherwise, are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:

Tom Filandro/Rachel Schacter

ICR, Inc.

CitiTrendsIR@icrinc.com

CITI TRENDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in thousands, except per share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended	Thirteen Weeks Ended
	October 30, 2021	October 31, 2020	November 2, 2019
	(unaudited)	(unaudited)	(unaudited)
Net sales	$227,959	$199,100	$183,050

Cost of sales (exclusive of depreciation shown separately below)	(136,071)	(115,827)	(114,579)
Selling, general and administrative expenses	(74,784)	(69,230)	(65,539)
Depreciation	(5,527)	(4,703)	(4,520)
Income from operations	11,577	9,340	(1,588)
Interest income	18	4	421
Interest expense	(76)	(193)	(39)
Income (loss) before income taxes	11,519	9,151	(1,206)
Income tax (expense) benefit	(2,505)	(2,186)	122
Net income (loss)	$9,014	$6,965	$(1,084)

Basic net income (loss) per common share	$1.04	$0.67	$(0.09)
Diluted net income (loss) per common share	$1.03	$0.67	$(0.09)

Weighted average number of shares outstanding
Basic	8,706	10,365	11,636
Diluted	8,787	10,401	11,636

	Thirty-Nine Weeks Ended	Thirty-Nine Weeks Ended	Thirty-Nine Weeks Ended
	October 30, 2021	October 31, 2020	November 2, 2019
	(unaudited)	(unaudited)	(unaudited)
Net sales	$750,621	$531,375	$570,912

Cost of sales (exclusive of depreciation shown separately below)	(440,404)	(327,344)	(357,429)
Selling, general and administrative expenses	(228,059)	(180,929)	(191,975)
Depreciation	(15,218)	(14,582)	(13,741)
Asset impairment	-	(286)	(472)
Income from operations	66,940	8,234	7,295
Interest income	24	235	1,214
Interest expense	(200)	(733)	(117)
Income before income taxes	66,764	7,736	8,392
Income tax expense	(14,363)	(1,796)	(1,311)
Net income loss	$52,401	$5,940	$7,081

Basic net income per common share	$5.77	$0.57	$0.60
Diluted net income per common share	$5.71	$0.57	$0.60

Weighted average number of shares outstanding
Basic	9,081	10,420	11,831
Diluted	9,179	10,444	11,842

CITI TRENDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands)

	October 30, 2021	October 31, 2020
	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$12,023	$96,762
Short-term investment securities	35,462	-
Inventory	126,899	114,405
Prepaid and other current assets	19,392	18,574
Property and equipment, net	71,945	63,564
Operating lease right of use assets	196,529	182,338
Other noncurrent assets	5,319	6,278
Total assets	$467,569	$481,921

Liabilities and Stockholders' Equity:
Accounts payable	$102,599	$87,757
Accrued liabilities	41,306	32,496
Current operating lease liabilities	47,141	47,976
Other current liabilities	1,870	1,737
Noncurrent operating lease liabilities	163,390	148,766
Other noncurrent liabilities	2,003	2,256
Total liabilities	358,309	320,988

Total stockholders' equity	109,260	160,933
Total liabilities and stockholders' equity	$467,569	$481,921